Exhibit 99.5

July 8, 2022

GigaCloud Technology Inc

Unit A, 12/F, Shun Ho Tower

24-30 Ice House Street

Central

Hong Kong

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of GigaCloud Technology Inc (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

[Signature page follows]

Yours faithfully,

/s/ Binghe Guo
Name: Binghe Guo

[Consent to Act as Director]